Exhibit 10.21.3

February 4, 2020
Leader Ventures, LLC
Attn: Robert Molke, Managing Director and CFO
350 Rhode Island Street, South Tower, Suite 240
San Francisco, CA 94103
Email: molke@leaderventures.com
Re:    Warrant to Purchase Shares of Series Preferred Stock, dated as of November 3, 2010, as amended by that certain letter amendment, dated as of May 21, 2015, by and between Transphorm, Inc. and Leader Ventures, LLC (the “Warrant”)
Dear Leader Ventures, LLC:
We are pleased to announce that Transphorm, Inc., a Delaware corporation (“Transphorm”), intends to enter into an Agreement and Plan of Merger and Reorganization, by and among Transphorm, Peninsula Acquisition Corporation (“Parent”) and Peninsula Acquisition Sub, Inc. (“Merger Sub”, and such agreement, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Transphorm, with Transphorm continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), whereby the stockholders of Transphorm will receive shares of common stock of Parent (“Parent Common Stock”) in exchange for their capital stock of Transphorm. In connection with the Merger, Transphorm will change its name to “Transphorm Technology, Inc” and Parent will change its name to “Transphorm, Inc.”
The Warrant currently provides that, until November 3, 2020, Leader Ventures, LLC (“Leader”) is entitled to purchase 36,471 shares of common stock of Transphorm (“Transphorm Common Stock”), at an exercise price of $2.879 per share.
This letter is being delivered to Leader to officially notify Leader of the Merger, and to advise Leader that (i) in connection with the Merger, the Warrant will be assumed by Parent, amended as set forth below and converted into a warrant (the “Amended Warrant”) to purchase a number of shares of Parent Common Stock equal to the number of shares of Transphorm Common Stock subject to the Warrant immediately prior to the Merger (i.e., 36,471 shares), multiplied by the conversion ratio applicable to shares of Transphorm Common Stock as specified in the Merger Agreement (with the resulting number rounded down to the nearest whole share), and (ii) the per share exercise price of the Amended Warrant will be equal to the per share exercise price of the Warrant immediately prior to the Merger (i.e., $2.879), divided by the conversion ratio applicable to shares of Transphorm Common Stock as specified in the Merger Agreement (with the resulting exercise price rounded up to the nearest whole cent).
By signing below, Leader hereby acknowledges and agrees, contingent and effective upon the consummation of the Merger, that, notwithstanding anything contrary in the Warrant, the Warrant shall be exercisable for 3,023 shares of Parent Common Stock and the Warrant shall be amended as follows:

1.	The definition of “Common Stock” in Section 1(b) is hereby amended and restated in its entirety to read as follows:
“Common Stock” means the common stock of Peninsula Acquisition Corporation.

2.	The definition of “Warrant Price” in Section 1(q) is hereby amended and restated in its entirety to read as follows:
“Warrant Price” means $34.74.

3.	Sections 1(c), 1(d), 1(f), 1(h), 1(i), 1(k), 1(l), 1(m) and 1(p) are hereby deleted in their entirety.

4.	All references to “Common Stock” in the Warrant will, immediately following the Merger, mean Parent Common Stock.

5.	The first sentence of Section 3(a) is hereby amended and restated to delete clause (b) therefrom.

6.	Section 3(b)(ii) is hereby amended and restated in its entirety to read as follows:
“Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with a written statement in the form attached as Exhibit A hereto specifying that the Holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 3(b)(i) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”).”

7.
Section 3(b)(iii) is hereby amended such that clause (1) is deleted in its entirety and clause (2) is amended such that the following language is deleted: “if the conversion right is not exercised in connection with and contingent upon a Public Offering, then as follows:”.

8.	Section 3(b)(iv) is hereby deleted in its entirety.

9.	Section 5(e) is hereby deleted in its entirety.

10.	All references to “Exhibit A-1” are hereby deleted and replaced with “Exhibit A”.

11.	Exhibit A-2 is hereby deleted in its entirety.
For purposes of clarity, all references to “Common Stock” in the Warrant will, immediately following the consummation of the Merger, refer to Parent Common Stock. Additionally, Leader hereby waives (i) its rights under Sections 5(a), 5(d) and 6 of the Warrant in connection with the Merger and (ii) any notice or consent provisions in the Warrant not complied with hereunder in connection with the Merger. Except as expressly modified by the terms of this letter agreement, the Warrant shall remain in full force and effect in accordance with its terms.

Please indicate Leader’s consent and acknowledgement by signing two copies of this letter, returning one copy by email to Justin Lu at justin.lu@wsgr.com, with the original signed copy to follow by mail by February __, 2020 to Wilson Sonsini Goodrich & Rosati, Attn: Arjun Adusumilli, 650 Page Mill Road, Palo Alto, CA 94304. Please keep the other signed copy for your records. If the Merger is not completed, this consent and acknowledgement will be of no effect.
We are extremely excited about the contemplated Merger and the opportunity to continue our relationship with you following completion of the Merger. Should you have any questions regarding this notice, please contact me at (805) 456-1300 or cmcaulay@transphormusa.com. Thank you for your cooperation in this matter.

Very truly yours,

Transphorm, Inc
Name: Cameron McAulay
Title: Chief Financial Officer

On behalf of Leader, I have read the foregoing, understand it, and by signing below, acknowledge and agree to the foregoing consent, affirmation and waiver.
LEADER VENTURES, LLC

By:	/s/ Robert W. Molke

Name:	Robert W. Molke

Title:	Managing Director

Dated:	2/4/2020

[Signature Page to Warrant Amendment (Leader)]